Exhibit 4.9

THEMAVEN, INC.

RESTRICTED STOCK AWARD GRANT NOTICE

THEMAVEN, INC. (the “Company”), pursuant to the Agreement and Plan of Merger dated as of October 12, 2018 by and among the Company, SM Acquisition Co., Inc., a Delaware corporation and a wholly-owned subsidiary of TheMaven, Say Media, Inc., a Delaware corporation (“Say Media”), and Matt Sanchez as the Securityholder Representative (as amended, the “Merger Agreement”), hereby awards to the employee named below (the “Employee”) a Restricted Stock Award for the aggregate number of shares of the Company’s common stock (the “Common Stock”) set forth below (the “Award”). This Award is subject to all of the terms and conditions described below and in the Restricted Stock Award Agreement, the form of Assignment Separate from Certificate and the form of election under Section 83(b) of the Internal Revenue Code, all of which are attached hereto and incorporated herein in their entirety.

Employee:	__________________________
Date of Grant:	The Closing Date as defined in the Merger Agreement Vesting Commencement Date: The Closing Date as defined in the Merger Agreement Number of Shares Subject to Award: ______________, subject to the Company’s right of cancellation below
Fair Market Value per Share:	The closing bid price as of the Closing Date as defined in the Merger Agreement at the end of the regular trading session, as reported by the NASDAQ Capital Market, The OTC Market, or other service publicly reporting the market price of traded securities
Consideration for Common Stock:	Employee’s services to the Company

Vesting Schedule:	The Award will vest in 24 equal monthly installments, starting with the first anniversary of the Vesting Commencement Date and each month thereafter on the same day of the month as the Vesting Commencement Date, subject to your continuous employment with the Company through the applicable vesting date; provided, however, that upon a termination of employment by the Company or any Affiliate of the Company for a reason other than Cause (as defined in the Merger Agreement) or as a result of the Employee’s resignation for Good Reason (as defined in the Merger Agreement) on or following the Closing Date (as defined in the Merger Agreement), then the Award will become fully vested immediately prior to such termination or resignation.

Right of Cancellation:

Pursuant to Section 6.13(b) of the Merger Agreement, if the average monthly number of Total Unique Users (as defined in the Merger Agreement) attributable to publishers primarily recruited by Say Media’s personnel across the Company’s owned content management systems for January, February and March 2019 (the “Equity Traffic Number”) is less than 70 million, the Company shall have the right to cancel for no consideration, (A) the pro rata number of Shares subject to the Award (as determined based on the number of Shares subject to the Award, compared to all Continuing Employee Equity Service Awards (as defined in the Merger Agreement) issued at Closing (as defined in the Merger Agreement)), minus (B) an amount equal the product of (x) 2,000,000 multiplied by (y) the quotient of the Equity Traffic Number divided by 70 million.

Additional Terms/Acknowledgements: The undersigned Employee acknowledges receipt of, and understands and agrees to, this Restricted Stock Award Grant Notice and the Restricted Stock Award Agreement. Employee further acknowledges that as of the Date of Grant, this Restricted Stock Award Grant Notice and the Restricted Stock Award Agreement set forth the entire understanding between Employee and the Company regarding the acquisition of shares of Common Stock pursuant to the Award specified above and supersede all prior oral and written agreements on that subject.

THEMAVEN, INC.		PARTICIPANT:

By:
Signature

Name:
Title:
Date:	Date:

ATTACHMENTS:	Restricted Stock Award Agreement, form of Assignment Separate from Certificate and form of Section 83(b) Election

ATTACHMENT I

THEMAVEN, INC.

RESTRICTED STOCK AWARD AGREEMENT

Pursuant to your Restricted Stock Award Grant Notice (“Grant Notice”) and this Restricted Stock Award Agreement (this “Agreement”), TheMaven, Inc. (the “Company”) has awarded you (“Employee”) a Restricted Stock Award pursuant to Section 6.13 of that certain Agreement and Plan of Merger dated as of October 12, 2018 by and among the Company, SM Acquisition Co., Inc., a Delaware corporation and a wholly-owned subsidiary of TheMaven, Say Media, Inc., a Delaware corporation (“Say Media”), and Matt Sanchez as the Securityholder Representative (as amended, the “Merger Agreement”) for the aggregate number of shares indicated in the Grant Notice (collectively, the “Award”).

The details of your Award, in addition to those set forth in the Grant Notice, are as follows:

1. GRANT OF SHARES. By signing the Grant Notice, the Company hereby agrees to grant and issue to you, and you hereby agree to accept from the Company, the aggregate number of shares of Common Stock specified in your Grant Notice (the “Shares”), which aggregate number is subject to the Company’s right of cancellation as set forth in your Grant Notice and subject to all of the terms and conditions of the Merger Agreement and the Award. Upon issuance of the Shares to you, you will be the sole owner of the Shares, subject to the provisions of this Agreement, and Company will list you as a stockholder on its corporate books and records.

2. VESTING. Subject to the limitations contained herein, your Award will vest as provided in your Grant Notice. Unless otherwise specified in your Grant Notice, vesting will cease upon the termination of your continuous employment.

3. CLOSING. Your acquisition of the Shares will be consummated as follows:

(a) You will acquire beneficial ownership of the Shares by delivering your Grant Notice, executed by you in the manner required by the Company, to the Corporate Secretary of the Company, or to such other person as the Company may designate, during regular business hours, on the later of (i) the date that you have executed the Grant Notice (or at such other time and place as you and the Company may mutually agree upon in writing) and (ii) the consummation of the merger under the Merger Agreement (the “Closing Date”) along with any consideration, other than your past or future services, required to be delivered by you by law on the Closing Date and such additional documents as the Company may then require.

(b) You hereby acknowledge and agree that the manner selected by the Company by which you indicate your consent to your Grant Notice is also deemed to be your execution of your Grant Notice and of this Agreement.

(c) In the event of the termination of your continuous employment prior to the Closing Date, the closing contemplated in this Agreement shall not occur.

4. CONSIDERATION. Unless otherwise required by law, the Shares to be delivered to you on the Closing Date will be deemed paid, in whole or in part in exchange for past and future services to be rendered to the Company or an Affiliate in the amounts and to the extent required by law. In the event additional consideration is required by law so that the Shares acquired under this Agreement are deemed fully paid and nonassessable, the Board will determine the amount and character of such additional consideration to be paid.

5. RIGHTS AS STOCKHOLDER. Subject to the provisions of this Agreement, you will have all rights and privileges of a stockholder of the Company with respect to the Shares. You will be deemed to be the holder of the Shares for purposes of receiving any dividends that may be paid with respect to the Shares and for purposes of exercising any voting rights relating to the Shares, even if the Shares or a portion of the Shares have not yet vested and been released from the Company’s Reacquisition Right described below; provided, however, that the Company is under no duty to declare any such dividends.

6. EFFECT OF TERMINATION; REACQUISITION RIGHT. The Company will have a right to reacquire all or any part of the Shares (a “Reacquisition Right”) that have not as yet vested in accordance with the Vesting Schedule specified in your Grant Notice (the “Unvested Shares”)on the following terms and conditions:

(a) Subject to the Vesting Schedule set forth in the Grant Notice, the Company will simultaneously with termination of your continuous employment automatically reacquire for no consideration all of the Unvested Shares, unless the Company agrees to waive its reacquisition right as to some or all of the Unvested Shares. Any such waiver will be exercised by the Company by written notice to you or your representative within ninety (90) days after the termination of your continuous employment. If the Company does not waive its reacquisition right as to all of the Unvested Shares, then upon such termination of your continuous employment, your unvested Restricted Stock shall be automatically reacquired by the Company upon such termination of continuous employment and neither the Company nor any Affiliate shall have any further obligations to you under this Agreement.

(b) If, from time to time, there is any stock dividend, stock split or other change in the character or amount of any of the outstanding stock of the Company or other entity the stock of which is subject to the provisions of your Award, then in such event any and all new, substituted or additional securities to which you are entitled by reason of your ownership of the Shares will be immediately subject to the Reacquisition Right with the same force and effect as the Shares subject to this Reacquisition Right immediately before such event.

7. COMPLIANCE WITH LAW. You may not be issued any shares of Common Stock under your Award unless either (i) those shares are then registered under the Securities Act, or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with all other applicable laws and regulations governing the Award, and you will not receive the Shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.

8. TRANSFERABILITY; TRANSFER RESTRICTIONS. Your Award is not transferable, except by will or by the laws of descent and distribution. After any Shares have been released to you from restricted book entry form, you will not sell, assign, hypothecate, donate, encumber, or otherwise dispose of any interest in the Shares except in compliance with the provisions herein, applicable securities laws and the Company’s policies.

9. RESTRICTIVE LEGENDS. The shares of Common Stock issued under your Award will be endorsed with appropriate legends, if any, as determined by the Company.

10. AWARD NOT A SERVICE CONTRACT. Your Award is not an employment or service contract, and nothing in your Award will be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your Award will obligate the Company or an Affiliate, their respective stockholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

11. WITHHOLDING OBLIGATIONS.

(a) In connection with receiving the Shares, or at any time thereafter as requested by the Company, you hereby authorize any required withholding from any amounts payable to you or otherwise agree to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate that arise in connection with your Award (the “Withholding Taxes”).

(b) Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company will have no obligation to instruct its transfer agent to release the Shares from restricted book entry form, and you agree that you will in such case have no right to receive such Shares.

12. TAX CONSEQUENCES.

(a) In connection with receiving the Shares, you may elect to file an election under section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), which election is intended to accelerate the tax consequences of the transfer, regardless of the potential effect of the vesting schedule of Section 2 or the risk of forfeiture set forth in Section 6. The choice to file an 83(b) election is entirely at your discretion. An 83(b) election may be made on the form attached to the Grant Notice. If you elect to make an 83(b) election, the Company may in its discretion require you to contemporaneously make payment of all income and employment taxes required to be paid with respect to such election, or to otherwise make provision for the payment of such taxes; you will provide the Company with a copy of an executed version and satisfactory evidence of the filing of the executed 83(b) election with the Internal Revenue Service; and you agree to assume full responsibility for ensuring that the 83(b) election is actually and timely filed with the Internal Revenue Service and for all tax consequences resulting from the 83(b) election.

(b) You agree to review with your own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. You will rely solely on such advisors and not on any statements or representations of the Company or any of its agents. You understand that you (and not the Company) will be responsible for your own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement, including any election you make under section 83(b) of the Code.

13. NOTICES. Any notices required to be given or delivered to the Company under the terms of this Award will be in writing and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

14. MISCELLANEOUS.

(a) The rights and obligations of the Company under your Award shall be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by, the Company’s successors and assigns.

(b) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c) You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

(d) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e) The value of the Award subject to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating benefits under any employee benefit plan sponsored by the Company or any Affiliate except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any or all of the employee benefit plans of the Company or any Affiliate.

(f) The interpretation, performance and enforcement of this Agreement shall be governed by the law of the state of Delaware without regard to that state’s conflicts of laws rules.

(g) If all or any part of the Merger Agreement or this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement not declared to be unlawful or invalid. Any section of this Agreement (or part of such a section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.

* * * * *

This Agreement shall be deemed to be signed by the Company and the Participant upon the signing by the Participant of the Grant Notice to which it is attached.

ATTACHMENT II

THEMAVEN, INC.

FORM OF ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED and pursuant to that certain Restricted Stock Award Grant Notice and Restricted Stock Award Agreement (together, the “Award”), _____________hereby sells, assigns and transfers unto TheMaven, Inc., a Delaware corporation (the “Company”), ____________(__________) shares of the common stock of the Company, standing in the undersigned’s name on the books of the Company represented by Certificate No. ______ herewith and does hereby irrevocably constitute and appoint _____________as attorney-in-fact to transfer the said stock on the books of the Company with full power of substitution in the premises. This Assignment may be used only in accordance with and subject to the terms and conditions of the Award, in connection with the reacquisition of shares of common stock of the Company issued to the undersigned pursuant to the Award, and only to the extent that such shares remain subject to the Company’s reacquisition right under the Award.

Dated:

Signature:

[INSTRUCTION: Please do not fill in any blanks other than the signature line. The purpose of this Assignment is to enable the Company to exercise its reacquisition right set forth in the Award Agreement without requiring additional signatures on your part.]

ATTACHMENT III

THEMAVEN, INC.

ELECTION UNDER INTERNAL REVENUE CODE SECTION 83(B)

The undersigned hereby elects pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:

1.	The name, address and taxpayer identification number of the undersigned is:

Name and Address of Taxpayer	Name and Address of Taxpayer’s Spouse

Taxpayer Identification Number of Taxpayer:	Taxpayer Identification Number of Taxpayer’s Spouse:

2.	Description of property with respect to which the election is made:
__________________(_____) shares of common stock (the “Shares”) of TheMaven, Inc. (the “Company”)

3.	The property was transferred during the calendar year 2018.

4.	The nature of the restrictions to which property is subject is as follows:
Pursuant to the terms of the Restricted Stock Award Grant Notice and Restricted Stock Award Agreement between the Company and the undersigned dated as of ____________, __________, the Shares are subject to a vesting schedule as follows: 1/24 of the Shares will vest monthly starting on the first anniversary of the Vesting Commencement Date of __________, ________. In addition, pursuant to the terms of the Merger Agreement (as defined in the Restricted Stock Award Agreement) and the Restricted Stock Award Agreement, the Company has the right to cancel a portion of the Shares for no consideration if certain performance measures described in the Merger Agreement are not met.

5.	The fair market value of the property at the time of initial transfer (determined without regard to any lapse restriction, as defined in Treasury Regulations Section 1.83-3(i)) was $_______________.

6.	The amount paid for the property was $0.

7.	A copy of this statement was reported to the Company and other persons as required pursuant to Treasury Regulations Section 1.83-2(d).

The undersigned understands that the foregoing election may not be revoked except with the consent of the Commissioner.

Dated:
Taxpayer

Dated:
Spouse of Taxpayer